Exhibit 10.22

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SUBORDINATED CONVERTIBLE LOAN FACILITY

AND

SECURITY AGREEMENT

by and between

KPCB HOLDINGS, INC., AS NOMINEE,

as Agent and Lender,

THE OTHER PARTIES NAMED HEREIN,

each as a Lender,

and

ENPHASE ENERGY, INC.,

as Borrower

This SUBORDINATED CONVERTIBLE LOAN FACILITY AND SECURITY AGREEMENT (this or the “Agreement”) is made as of June 14, 2011 (the “Effective Date”) by and among Enphase Energy, Inc., a Delaware corporation (“Borrower”), KPCB Holdings, Inc., as nominee, a California corporation (“KPCB”), as a Lender hereunder and in its capacity as Agent on behalf of the Lenders hereunder, and the other Persons named herein or who may become parties hereto (together with KPCB, referred to herein individually as a “Lender” and collectively as the “Lenders”), as Lenders, in accordance with the terms of this Agreement.

A. Borrower has requested that the Lenders provide, and the Lenders wish to provide, convertible secured loans and other financial accommodations to Borrower for working capital and other general corporate purposes on the terms and subject to the conditions set forth in this Agreement.

B. In connection with the Initial Advance (as defined below), Borrower has agreed to issue, and the Lenders have agreed to, at the election of the Lenders, either acquire in connection with the initial Loans hereunder certain warrants to purchase shares of common stock of Borrower in the form attached as Exhibit F (the “Warrants”), or purchase that number of shares of Borrower’s common stock, par value $0.00001 per share (the “Common Stock”), and at the purchase price, as set forth opposite the name of the applicable Lender on Schedule I hereto, as further provided in Section 2.1(d).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Account Control Agreement” means an agreement acceptable to Agent which perfects via control Agent’s security interest in, on behalf of the Lenders, Borrower’s deposit accounts and/or accounts holding securities.

“Advance” means any advance of credit by the Lenders to Borrower being provided by the Lenders to Borrower pursuant to this Agreement, and “Advances” means, collectively, all such advances.

“Affiliate” means, with respect to any specified Person, such Person’s principal or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person or such Person’s principal, including, without limitation, any general partner, managing member or partner, officer or director of such Person or such Person’s principal or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person or such Person’s principal.

“Agent” means KPCB, not in its individual capacity, but solely in its capacity as administrative agent on behalf of and for the ratable benefit of the Lenders under this Agreement.

“Agreement” has the meaning given such term in the preamble of this Agreement, as amended, amended and restated, modified, joined, supplemented or as otherwise modified from time to time.

“Assignment” has the meaning given such term in Section 12.2 of this Agreement.

“Bank of the West Account” has the meaning given such term in Section 7.13 of this Agreement.

“Borrower” has the meaning given such term in the preamble of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in San Francisco, California.

“Change in Control” has the meaning given such term in Section 7.7 of this Agreement.

“Claim” has the meaning given such term in Section 10.3 of this Agreement

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than California, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Commitment Amount(s)” means, with respect to each Lender under this Agreement, the maximum amount such Lender may be obligated to provide hereunder in respect of the funding of Advances set forth in Schedule I to this Agreement, as such schedule may be amended or otherwise modified from time to time. The aggregate Commitment Amount of the Lenders on the Effective Date shall be $50,000,000.

“Commitment Termination Date” means the earliest to occur of (i) twenty-four (24) months after the Effective Date, (ii) the consummation of a Subsequent Equity Financing, and (iii) the occurrence of the Maturity Date.

“Common Stock” has the meaning given such term in the recitals of this Agreement.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Lenders in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the applicable Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Accounts” has the meaning given such term in Section 7.13 of this Agreement.

“French Account” has the meaning given such term in Section 7.13 of this Agreement.

“Funding Certificate” means a certificate executed by a Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as the Agent may agree to accept.

“Funding Date” means any date on which an Advance is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Gross Profit” means, with respect to any period, the gross profit of Borrower and its Subsidiaries as determined in accordance with GAAP consistently applied and consistent with the methodology reflected in Borrower’s financial statements for the fiscal year ended December 31, 2010 audited by Deloitte & Touche LLP.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” means all of Borrower’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by Borrower and all licenses to use the foregoing, whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Interest Payment Date” means the first day of each month commencing on July 1, 2011, provided that if any such day is not a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day and interest shall accrue for each day of such extension.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's books relating to any of the foregoing.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit (excluding inter-company trade payables aged less than one hundred eighty (180) days) or capital contribution to, or any other investment in, or deposit with, any Person.

“IPO” means Borrower’s first underwritten public offering of its common stock under the Securities Act.

“Initial Advance” has the meaning given such term in Section 2.1(a) of this Agreement.

“Italian Account” has the meaning given such term in Section 7.13 of this Agreement.

“Landlord Agreement” means an agreement substantially in the form provided by Lender to Borrower or such other form as Lender may agree to accept.

“Lender” means each of the Persons named in Schedule I to this Agreement, as such schedule may be amended or otherwise modified from time to time.

“Lenders’ Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred by Agent in connection with the preparation, negotiation, documentation, administration and funding of the Loan Documents; and the Agent’s and/or Lenders’ reasonable attorneys’ fees, costs and expenses incurred in amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Agent or the Lenders in connection with enforcement of the Lenders’ rights in a bankruptcy or insolvency proceeding filed by or against Borrower or its Property; provided that the Borrower shall only pay for the reasonable fees and expenses of one legal counsel (for clarity, other than with respect to in-house counsel for any Lender and the internal allocated costs of such in-house counsel to the extent applicable) for the Lenders in connection with any such amendment, modification, enforcement or defense of the Loan Documents.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means the advance of credit by the Lenders pursuant to Advances under this Agreement, and “Loans” means collectively all such Advances.

“Loan Documents” means, collectively, this Agreement, each Note, each Warrant, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Rate” means the fixed per annum rate of interest (based on a 360-day year of twelve 30-day months) equal to 9.00%.

“Major Lender” means any Lender which holds more than $1,000,000 of the Indebtedness outstanding under this Agreement at any time or any Lender which funded not less than $1,000,000 of the aggregate Initial Advance under this Agreement.

“Maturity Date” means (A) the earlier of (i) thirty-six (36) months after the Effective Date, (ii) the consummation of a Change in Control, or (iii) the consummation of an IPO, or (B) if earlier, the date of acceleration of Advances following an Event of Default or the date of prepayment, whichever is applicable.

“New Zealand Account” has the meaning given such term in Section 7.13 of this Agreement.

“Note” means each promissory note executed in connection with the Loans in substantially the form of Exhibit C attached hereto, and collectively, “Notes” means all such promissory notes.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Agent or any Lender of any kind and description pursuant to or evidenced by the Loan Documents (other than any Warrant(s) in favor of any Lender), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lenders’ Expenses.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may agree to accept.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Borrower to the Lenders;

(b) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(c) Indebtedness existing on the date hereof and set forth on the Disclosure Schedule;

(d) Indebtedness (i) in an aggregate principal amount not exceeding Twenty Five Million Dollars ($25,000,000) in favor of Bridge, Comerica and the other lenders pursuant to the Senior Secured Loan and Security Agreement (under which the aggregate amount of loans, as of the Effective Date, are limited to not more than Eighty Percent (80%) of Borrower’s outstanding accounts receivable and Fifty Percent (50%) of Borrower’s eligible inventory) and (ii) in an aggregate principal amount not exceeding Twelve Million Dollars ($12,000,000) in favor of Horizon and any other lenders pursuant to the Senior Subordinated Secured Loan and Security Agreement;

(e) Indebtedness secured by a lien described in clause (g) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness (in each case measured at the time of incurrence of such Indebtedness) and (ii) such Indebtedness does not exceed Five Million Dollars ($5,000,000) in the aggregate at any given time; and

(f) Indebtedness to Oracle America, Inc. or one of its affiliates, including Oracle Credit Corporation in an aggregate amount not to exceed $500,000;

(g) Inter-company Indebtedness incurred in the ordinary course of business;

(h) Other Indebtedness in an aggregate amount not exceeding Seven Hundred Fifty Thousand Dollars ($750,000) at any time;

(i) Subordinated Debt; and

(j) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” means and includes any of the following Investments as to which Lender has a perfected security interest:

(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments made in accordance with Borrower’s board approved short term investment policy;

(c) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(d) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(e) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (g) shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments in Subsidiaries made in the ordinary course of business, not to exceed Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000) in the aggregate in any fiscal year;

(j) (x) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year; and (y) strategic alliances with particular customers in which such customers will share in the research and development expense of Borrower associated with the incorporation by such customers of microconverters purchased from Borrower into solar panels produced by such customers; and

(k) Other Investments in an amount not in excess of an aggregate amount equal to Two Hundred Fifty Thousand Dollars ($250,000) at any time.

“Permitted Liens” means and includes:

(a) the Lien created by this Agreement;

(b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c) Liens identified on the Disclosure Schedule;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(e) Liens granted in connection with Indebtedness permitted under subsection (d) of the definition of Permitted Indebtedness; provided that such liens shall be subject to the Subordination Agreement;

(f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States.

(g) Liens (i) upon or in any equipment which was not financed by Lender acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(h) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.5 and 8.8;

(j) Liens in favor of customs and revenue authorities incurred in the ordinary course of business to secure payment of custom duties in connection with the importation of goods;

(k) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting a security interest therein; and

(l) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (k) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“PIK Interest” has the meaning given such term in Section 2.2.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Pro Rata Share” has the meaning given such term in Section 2.1(a) of this Agreement.

“Required Lenders” means those Lenders holding more than 60% of the Indebtedness outstanding under this Agreement.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Rights to Payment” has the meaning given such term in Section 4.1(g) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Secured Loan and Security Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of March 24, 2011 by and among Borrower, as the “Borrower” thereunder, Bridge Bank, National Association (“Bridge”), as a “Lender” and the “Collateral Agent” thereunder, and Comerica Bank (“Comerica”), as a “Lender” thereunder, as modified, amended and/or restated from time to time.

“Senior Subordinated Secured Loan and Security Agreement” means that certain Amended and Restated Venture Loan and Security Agreement dated as of March 25, 2011 by and among Borrower, as the “Borrower” thereunder, and each of Horizon Technology Finance Corporation, a Delaware corporation (“Horizon Technology”) and Horizon Credit LLC, a Delaware limited liability company (“Horizon Credit,” and together with Horizon Technology, referred to herein as “Horizon”) as “Lenders” and/or “Holders” thereunder, as modified, amended and/or restated from time to time.

“Solvent” has the meaning given such term in Section 5.11 of this Agreement.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Lender hereunder or under any of the Loan Documents on terms acceptable to the Lenders (and identified as being such by Borrower and Lenders).

“Subordination Agreement” means one (1) or more subordination agreements and/or intercreditor agreement (as modified, amended and/or restated from time to time) among each of Bridge, Comerica, and the Agent on behalf of the Lenders hereunder, and between Horizon and Agent on behalf of the Lenders hereunder, in respect of the subordination of the Encumbrances and Indebtedness evidenced by this Agreement and all Advances made hereunder in relation to the Indebtedness evidenced by the Senior Secured Loan and Security Agreement and the Senior Subordinated Secured Loan and Security Agreement, in form and substance satisfactory to the Agent.

“Subsequent Advance” has the meaning given such term in Section 2.1(a) of this Agreement.

“Subsequent Equity Financing” means the next round or rounds of equity financing, subsequent to the Effective Date, in which Borrower issues and sells shares of its capital stock (other than shares of capital stock sold in a transaction that would be exempt from the anti-dilution rights of the holders of Borrower’s preferred stock pursuant to clauses (i) through (viii) of Article V, Section 5.8 of Borrower’s certificate of incorporation, as currently in effect) for aggregate cash proceeds in excess of $10,000,000.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries, including without limitation Enphase Energy SAS, Enphase Energy SRL and Enphase Energy New Zealand Limited.

“Third Party Equipment” has the meaning given such term in Section 4.8 of this Agreement.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrants” has the meaning given such term in the recitals hereto.

“Warranty Claim Rate” means, with respect to a given period of time, the ratio of (i) the number of microinverters shipped by or on behalf of Borrower during such period of time (x) that have been subject to a return merchandise authorization (“RMA”) or warranty claim or (y) for which Borrower has received written notice of a RMA, warranty claim or for which Borrower has knowledge of an event or circumstance that is likely to give rise to a RMA or warranty claim, over (ii) the total number of microinverters shipped by or on behalf of Borrower during such period of time. For purposes of this definition, Borrower will be deemed to have knowledge of such event or circumstance if (A) such event or circumstance is reflected in one or more documents (whether written or electronic, including electronic emails sent to or by an executive officer or director of Borrower or a Subsidiary or (B) if such knowledge could be obtained from reasonable inquiry of persons employed or engaged by Borrower or such Subsidiary charged with principal administrative or operational responsibility for such matter for such entity (if an executive officer of Borrower or such Subsidiary does not already have such principal administrative or operational responsibility).

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitment; Purchase of Warrants or Common Stock.

(a) The Commitment Amount. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties of Borrower set forth herein, the Lenders agree, severally and not jointly, in accordance with each Lender’s pro rata share of the aggregate Commitment Amount (“Pro Rata Share”) as set forth on Schedule I, to make (i) an initial Advance on the Effective Date in an aggregate amount of $12,500,000 (the “Initial Advance”) in the amounts for each Lender set forth on Schedule I hereto, and (ii) one or more subsequent Advances, in a minimum aggregate amount of $500,000 for any such subsequent Advance (each, a “Subsequent Advance”), in accordance with each Lender’s Pro Rata Share of such Advance, up to an aggregate maximum amount of Subsequent Advances of $37,500,000. Notwithstanding the foregoing, to the extent that as of any Funding Request Notice Date (as defined in Section 2.5 below) the Company has filed (and not withdrawn) a registration statement on Form S-1 (or any successor or similar form) with the Securities and Exchange Commission for a public offering of securities, the Company may at its discretion limit participation in the Subsequent Advances to the Lenders set forth on Schedule I-A. In such event, the non-participating Lenders shall be deemed to have waived any right to participate in such Subsequent Advance. In the event that participation in the Subsequent Advance is limited to the Lenders on Schedule I-A, such Lenders may in their sole discretion fund, in addition to their Pro Rata Share of the Advance, an amount equal to Pro Rata Share of the Advances of the Lenders not listed on Schedule I-A based on the Pro Rata Share of the Advance for each such Lender relative to the Pro Rata Share of the Advance for all the Lenders listed on Schedule I-A.

(b) Failures to Fund Commitment Amount. If Borrower has requested an Advance pursuant to Section 2.5(a) of this Agreement and all of the conditions to the Lender’s obligation to make such Advance as set forth in Section 3 have been satisfied or waived, then (A) if a Lender has nonetheless failed to advance his, her or its Pro Rata Share of an Advance (hereinafter, with respect to any applicable Lender, referred to as the “Unfunded Capital Commitment Amount”) and such failure is not remedied within five Business Days after written notice thereof is provided by Borrower to such Lender (the date of such notice, a “Default Notice Date”), in addition to any other remedies Borrower may have for breach of this Agreement, such Lender shall be assessed and shall immediately pay to Borrower a fee in an amount equal to 5% multiplied by the amount of such Lender’s Unfunded Capital Commitment Amount (such Lender hereinafter referred to as a “Defaulting Lender”), and (B) if such Defaulting Lender fails to fund such Unfunded Capital Commitment Amount within ten Business Days after the proposed Default Notice Date, in addition to any other remedies Borrower may have for breach of this Agreement, such Defaulting Lender shall be assessed and shall immediately pay to Borrower an additional fee in an amount equal to 5% multiplied by the amount of such Defaulting Lender’s Unfunded Capital Commitment Amount, such Defaulting Lender shall forfeit the right to participate in any future requests for Advances made by Borrower, and the other non-Defaulting Lenders who participated in such Advance may fund their respective pro rata shares of the Unfunded Capital Commitment Amount of the Defaulting Lender based on the Pro Rata Share of the Advance for such non-Defaulting Lenders relative to the Pro Rata Share of the Advance for all the non-Defaulting Lenders. To the extent that any Defaulting Lender does not pay the fee, the amount of the outstanding Obligations for such Defaulting Lender shall be reduced by the amount of such fee. In no event shall a Lender be deemed a Defaulting Lender if the Lender is unable to make a Subsequent Advance because the Company limits participation in the Subsequent Advances to the Lenders on Schedule I-A pursuant to Section 2.1(a) above.

(c) Loans Evidenced by Notes. The obligation of Borrower to repay the unpaid principal amount of and all PIK Interest on the Loans shall be evidenced by one or more Notes, or in the case of Subsequent Advances addendums to the applicable original Notes issued to the Lenders in connection with the first Subsequent Advance.

(d) Issuance of Warrants or Common Stock. On the Funding Date for the Initial Advance, (i) for each Lender specified on Schedule I hereto as purchasing shares of Common Stock, Borrower shall issue and sell to such Lender, and such Lender shall purchase from Borrower, the number of shares of Common Stock set forth opposite such Lender’s name on Schedule I hereto, at a purchase price of $0.58 per share, and in connection with such purchase the Lender hereby makes to Borrower the representations and warranties set forth in Section 5 of Schedule II, and (ii) for each other Lender, the Company shall issue such Lender a Warrant covering the number of shares of Common Stock set forth opposite such Lender’s name in Schedule I hereto.

(e) Use of Proceeds. The proceeds of the Loans shall be used solely for working capital and other general corporate purposes of Borrower.

(f) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, the Lenders obligation to lend the undisbursed portion of the Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at the Required Lenders’ sole election, the occurrence of any Default or Event of Default hereunder, and (ii) the applicable Commitment Termination Date.

2.2 Conversion; Payments.

(a) Lender’s Option to Convert. The outstanding balances of the Loans made hereunder shall be convertible into capital stock of Borrower on the terms and conditions set forth in Schedule II to this Agreement.

(b) Repayment of Initial Advance and Subsequent Advances. Subject to the terms and conditions of the Subordination Agreement, all Loans made under this Agreement (including all unpaid principal, accrued interest and PIK Interest thereon) shall be due and payable in full on the Maturity Date, except to the extent a Loan has been prepaid pursuant to Section 2.3 or converted into capital stock of Borrower pursuant to Schedule II.

(c) Interest on Loans. Subject to Sections 2.2(a) and (b), the Loans shall bear interest (in addition to any “original issue discount” as defined in the IRC) at the Loan Rate from the date of the applicable Advance, compounding monthly on each Interest Payment Date; provided, however, Borrower shall not pay such interest in cash but instead all such accrued and unpaid interest shall be paid in kind as described in the immediately following sentence, on each Interest Payment Date (any such interest paid in kind, the “PIK Interest”). All interest due and payable hereunder by Borrower shall be capitalized, added to the then-outstanding principal amount of the Loans as additional principal obligations hereunder on and as of such Interest Payment Date and shall automatically constitute a part of the outstanding principal amount of the Loans for all purposes hereof (including the accrual of interest thereon at the rates applicable to the Loans generally). Any determination of the principal amount outstanding under the Loans after giving effect to any PIK Interest hereunder or otherwise that is reasonably made by the Agent or the Lenders in good faith shall be prima facie evidence of the correctness of such determination in the absence of manifest error. All computations of interest (including interest at the Default Rate, if applicable) shall be based on a year of twelve 30-day months. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. All payments due to the Lenders hereunder prior to an Event of Default shall be applied as follows: (1) first, to Lenders’ Expenses then due and owing, if applicable, and (2) second, pro rata to the outstanding Loans under Advances made by the Lenders. After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower under this Agreement or the other Loan Documents, payable with respect to each Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender’s election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If a Loan is accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lender the amount set forth in Section 2.3(b) below, as if Borrower had opted to prepay on the date of such acceleration.

(b) Subject to the terms of Section 2.3(a), no prepayments shall be permitted with respect to the Convertible Portion of the Loans (as defined in Schedule II to this Agreement) Upon ten (10) Business Days’ prior written notice to each Lender, Borrower may, at its option, at any time, prepay all or any portion of the Loans comprising only the Non-Convertible Portion of the Loans by paying to such Lender an amount equal to (i) any accrued and unpaid interest and PIK Interest on the outstanding principal balance of such Loan(s); (ii) the outstanding principal balance of such Loan(s) and (iii) all other sums, if any, that shall have become due and payable hereunder.

2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to the Lenders in lawful money of the United States. All payments of principal, PIK Interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 10:00 a.m. Pacific time, on the date on which such payment is due. Borrower shall make such payments to each Lender via wire transfer in immediately available funds or ACH or by certified check at the address set forth for such Lender in Schedule I, as indicated by such Lender in Schedule I (or in a writing delivered by such Lender to Borrower from and after the Effective Date).

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.5 Procedure for Making the Loans.

(a) Notice. Borrower shall notify each Lender in writing (which may be via electronic mail) of the Funding Date and deliver a completed Funding Certificate by 5:00 p.m. Eastern on a date (the “Funding Request Notice Date”) at least five (5) Business Days in advance of the desired Funding Date (it being understood that the Lenders shall have five (5) Business Days from the delivery of such written notice and completed Funding Certificate to review and verify the information set forth in the applicable Funding Certificate and the satisfaction of the conditions precedent for the requested Advance and to confirm the satisfaction of the conditions precedent for such Advance by and through the Agent acting on the Lenders’ behalf with respect to such confirmation to Borrower, including by means of requests for the production of additional information by the Agent to Borrower), unless the Lenders elect at the Lenders’ sole discretion to allow the Funding Date to be within five (5) Business Days of Borrower’s notice and delivery of a Funding Certificate the notice of which election would be made by the Agent at the direction of such Lenders to Borrower. Any such written notice and Funding Certificate delivered to the Lenders after 5:00 p.m. Eastern on the Funding Request Notice Date shall be deemed received the following Business Day by the Lenders. Borrower’s execution and delivery to each of the Lenders of a Note (or in the case of Subsequent Advances an addendum to the original Note issued to the applicable Lender) shall be Borrower’s agreement to the terms and calculations thereunder and hereunder with respect to the Advance made by such Lender. Each Lender’s several and not joint obligation to make any Advance shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Disbursement. Each Lender shall, in accordance with such Lender’s Pro Rata Share of such Advance, disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for such Loan. Disbursements shall be made net of any Lenders’ Expenses owing at the time of such disbursement.

3. Conditions of Loans and Acquisition of Warrants or Common Stock.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, the Agent shall have received, in form and substance satisfactory to the Agent, all of the following (unless the Required Lenders have agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of the applicable Advance by the Lenders and shall be deemed added to Section 3.2):

(a) Loan Agreement. This Agreement duly executed by Borrower, the Agent and the Lenders.

(b) Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower with copies of the following documents attached: (i) the certificate of incorporation and bylaws of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(c) Good Standing Certificates. A good standing certificate from Borrower’s state of incorporation and the state in which Borrower’s principal place of business is located, each dated as of a recent date.

(d) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(e) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(f) Legal Opinion. A legal opinion of Borrower’s counsel in form satisfactory to Agent, in substantially the form attached as Exhibit D hereto.

(g) Account Control Agreements. Account Control Agreements for all of Borrower’s deposit accounts and accounts holding securities, except for the Italian Account, the French Account, the New Zealand Account and the Bank of the West Account, duly executed by all of the parties thereto, in the forms provided by or reasonably acceptable to Agent.

(h) Other Documents. Such other documents and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making the Initial Advance and Acquisition of Warrant or Common Stock. Each Lender’s several and not joint obligation to make the Initial Advance and either acquire Warrants or purchase Common Stock, as further described in Sections 2.1(a)(i) and/or 2.1(d), as applicable, is further subject to the following conditions precedent:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Representations and Warranties. The representations and warranties of Borrower in this Agreement and the other Loan Documents shall be true, accurate, and complete in all material respects on the proposed funding date of the Initial Advance.

(c) Landlord Agreements. Borrower shall have provided the Agent with a Landlord Agreement in form and substance reasonably satisfactory to the Agent or each location where Borrower’s books and records and the Collateral are located (unless Borrower is the fee owner thereof).

(d) Note. Borrower shall have duly executed and delivered to each of the Lenders a Note in the amount of such Lender’s Pro Rata Share of the Initial Advance.

(e) UCC Financing Statements. The Agent shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as the Agent shall reasonably request to evidence the perfection and priority of the security interests granted to the Agent on behalf of the Lenders pursuant to Section 4. Borrower authorizes the Agent to file any UCC financing statements, continuations of or amendments to UCC financing statements it deems necessary to perfect its security interest in the Collateral.

(f) Funding Certificate. Borrower shall have duly executed and delivered to each Lender a Funding Certificate for the Initial Advance.

(g) Intercreditor Agreement. An intercreditor and/or subordination agreement with respect to the Indebtedness constituting Permitted Indebtedness under subsections (c), (d) and (e) of the definition of Permitted Indebtedness, executed by the banks, financial institutions and other lenders or authorized agents thereof, providing such Indebtedness.

(h) Warrant. Borrower shall have executed and delivered to each Lender electing to receive a Warrant an original Warrant, covering that number of shares of Common Stock set forth in Schedule I to this Agreement for such Lender.

(i) Common Stock. Borrower shall have executed and delivered to each Lender electing to purchase Common Stock an original stock certificate evidencing that number of shares of Common Stock set forth in Schedule I to this Agreement for such Lender.

(j) Lenders’ Expenses. Borrower shall have paid (or provided for the payment of) all Lenders’ Expenses owing as of the Funding Date for the Initial Advance.

(k) Other Documents. Such other documents and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

3.3 Condition to the Subsequent Advances. For each Subsequent Advance requested by Borrower, each Lender’s several and not joint obligation to make such Subsequent Advance shall be subject to the following conditions precedent:

(a) Initial Advance. The conditions set forth in Sections 3.1 and 3.2 shall have been satisfied, and the Lenders shall have made the Initial Advance.

(b) Funding Certificate. Borrower shall have duly executed and delivered to each Lender a Funding Certificate for such Subsequent Advance.

(c) No Default. No Default or Event of Default shall have occurred and be continuing.

(d) Representations and Warranties. The representations and warranties of Borrower in this Agreement and the other Loan Documents shall be true, accurate, and complete in all material respects on the proposed funding date of the Subsequent Advance.

(e) Addendum to Note. Borrower shall have duly executed and delivered to each of the Lenders an addendum setting forth the amount of such Lender’s Pro Rata Share of such Subsequent Advance and the date of funding for such Subsequent Advance, in the form set forth in Exhibit C to this Agreement, which such Lender may attach to its original Note evidencing its portion of the Initial Advance.

(f) Gross Profit Condition. Borrower shall have had, as of the end of the most recently ended fiscal quarter, minimum Gross Profit for the period of two consecutive quarters then most recently ended of not less than the following:

Sum of Two Consecutive Fiscal Quarter Period	Gross Profit

For fiscal quarter ending March 31, 2011 and fiscal quarter ending June 30, 2011	$2,700,000

For fiscal quarter ending June 30, 2011 and fiscal quarter ending September 30, 2011	$7,400,000

For fiscal quarter ending September 30, 2011 and fiscal quarter ending December 31, 2011	$10,600,000

For fiscal quarter ending December 31, 2011 and fiscal quarter ending March 31, 2012	$7,500,000

For fiscal quarter ending March 31, 2012 and fiscal quarter ending June 30, 2012	$5,600,000

For fiscal quarter ending June 30, 2012 and fiscal quarter ending September 30, 2012	$9,500,000

For fiscal quarter ending September 30, 2012 and fiscal quarter ending December 31, 2012	$12,800,000

(g) Inverter Warranty Claims. The Warranty Claim Rate for microinverters shipped by or on behalf of Borrower during both (i) the three (3) month and (ii) the six (6) month period preceding the date of Borrower’s Funding Certificate for such Subsequent Advance shall be no more than one percent (1%).

(h) Limitation on Number of Advances Per Quarter. During the calendar quarter in which such Subsequent Advance is requested, Borrower shall have requested no more than one (1) other Subsequent Advance.

(i) Lenders’ Expenses. Borrower shall have paid (or provided for the payment of) all Lenders’ Expenses owing as of the Funding Date for such Subsequent Advance.

(j) Other Documents. Borrower shall have executed and delivered to the Agent such other documents, and completed such other matters, as the Agent may reasonably deem necessary or appropriate.

3.4 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Agent and/or each Lender, as the case may be, each item required to be delivered to Agent and/or such Lender as a condition to each Advance, if such Advance is advanced. Borrower expressly agrees that the extension of such Advance prior to the receipt by Agent and/or such Lender of any such item shall not constitute a waiver by Agent and/or such Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Agent’s sole discretion (with respect to any matters set forth in Sections 3.1, 3.2 or 3.3 expressly subject to Agent’s sole discretion) and/or such Lender’s discretion (with respect to any matters set forth in Sections 3.1, 3.2 or 3.3 expressly subject to a Lender’s sole discretion).

3.5 Lender Representations and Covenants. In connection with the issuance of the Notes and Warrants, each Lender makes the representations and warranties and covenants set forth in Section 5 of Schedule II.

4. Creation of Security Interest.

4.1 Grant of Security Interest. Borrower grants to Agent, for the ratable benefit of each Lender, a valid and continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations (other than the Warrants and inchoate indemnity obligations) and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrant). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in and to all personal property of Borrower, including, without limitation, all of the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing;

(f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; and

(g) Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

Notwithstanding the foregoing, the term “Collateral” shall not include (A) equipment identified on Annex I to the Disclosure Schedule, or (B) or rights of Borrower as a licensee; in each case of (A) and (B) to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral; and provided further that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which shall at all times constitute “Collateral”; and provided further that any Equipment financed by Agent or the Lenders, if any, will at all times constitute “Collateral”.

4.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall immediately notify Agent in writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

4.3 Duration of Security Interest. Agent’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations (other than inchoate indemnity obligations) and termination of Agent and each of the other Lender’s commitment to fund the Loans, whereupon such security interest shall terminate. Agent shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. Other than for Borrower’s personal property located at Flextronics and for Transfers permitted under Section 7.4, the Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Agent for perfection of its security interest therein) and so long as no Event of Default has occurred, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Agent, at the request of Lender, all financing statements and other documents Agent may reasonably request, in form satisfactory to Agent, to perfect and continue Agent’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Agent (through any of its officers, directors, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.7 Protection of Intellectual Property. Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property to the extent Borrower deems it appropriate to do so in its reasonable business judgment and promptly advises Lender in writing of material infringements, and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

4.8 Lien Subordination. Agent agrees that the Liens granted to it hereunder on behalf of and for the ratable benefit of the Lenders under this Agreement shall be subordinate in payment and to the Liens to secure the Indebtedness permitted under clauses (c), (d) and (e) of the definition of Permitted Indebtedness subject to and in accordance with the terms and provisions of the Subordination Agreement. So long as no Event of Default has occurred, Agent agrees to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the payment and lien subordination described in this Section 4.8 and the Subordination Agreement and are reasonably acceptable to Agent.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification. Borrower is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a material adverse effect on Borrower.

5.2 Authority; Valid Issuance of Common Stock. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower has all requisite power and authority to own and operate its Property and to carry on its businesses as now conducted. Borrower has obtained all licenses, permits, approvals and other authorizations necessary for the operation of its business. All shares of Common Stock to be purchased by Lenders hereunder are duly authorized, validly issued, fully paid and non-assessable, and free of any Liens except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of

Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (i) the valid execution and delivery of any Loan Document to which Borrower is a party, (ii) the performance of Borrower’s obligations under any Loan Document, or (iii) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrants. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property. Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrower.

5.6 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Except as set forth on the Disclosure Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.7 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a material adverse effect on Borrower or the aggregate value of the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

5.8 Financial Statements. All financial statements relating to Borrower or any Affiliate that have been or may hereafter be delivered by Borrower to Agent present fairly in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.

5.9 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower since December 31, 2010; provided that any adverse effect that results from general economic or industry conditions, which do not affect Borrower in a disproportionate manner relative to other participants in the economy or such industry, as applicable, shall be disregarded in determining whether there has been or would be a material adverse effect on Borrower.

5.10 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. There is no fact known to Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.11 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date such Person is able to pay its debts (including trade debts) as they mature.

5.12 Subsidiaries. Borrower has no Subsidiaries as of the date hereof other than Enphase Energy SAS, Enphase Energy SRL and Enphase Energy New Zealand Limited.

5.13 Catastrophic Events; Labor Disputes. Neither Borrower nor its properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower.

5.14 Certain Agreements of Officers, Employees and Consultants. To the knowledge of Borrower, no officer, employee or consultant of Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or relating to the use of trade secrets or proprietary information of others, and to Borrower’s knowledge, the continued employment of Borrower’s officers, employees and consultants does not subject Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant.

5.15 No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower, has any present intention of terminating his or her employment or consulting relationship with Borrower.

6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations (other than inchoate indemnity obligations), covenants and agrees that:

6.1 Good Standing. Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a material adverse effect on its financial condition, operations or business.

6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to materially adversely affect the financial condition, operations or business of Borrower.

6.3 Financial Statements, Reports, Certificates. Until such time as Borrower shall have become a publicly reporting company under the Exchange Act, Borrower shall deliver to Agent and each of the Major Lenders (and any other Lender upon such Lender’s written request to Borrower): (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, certified by Borrower’s president, controller or chief financial officer (each, a “Responsible Officer”); (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year commencing with Borrowers’ fiscal year 2010, audited financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion (other than a qualification for a going concern) on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Agent; (c) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year or the date of Borrower’s board of directors’ adoption, Borrower’s operating budget and plan for the next fiscal year and (d) such other financial information as the Lenders may reasonably request from time to time. In addition, Borrower shall deliver to Agent and each of the Major Lenders (and any other Lender upon such Lender’s written request to Borrower): (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders; and (ii) immediately upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of Two Hundred Fifty Thousand Dollars ($250,000).

6.4 Certificates of Compliance. Until such time as Borrower shall have become a publicly reporting company under the Exchange Act, each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to Agent an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5 Notice of Defaults. As soon as possible, and in any event within five (5) days after the discovery of an Event of Default, Borrower shall provide the Agent with an Officer’s Certificate setting forth the facts relating to or giving rise to such Event of Default and the action which Borrower proposes to take with respect thereto.

6.6 Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to the Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Agent indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower).

6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Lender. Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Agent has any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts, as the Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Agent. All property policies shall have a lender’s loss payable endorsement showing Agent on behalf of and for the ratable benefit of the Lenders as an additional loss payee and all liability policies shall show Agent as an additional insured. Borrower shall provide Agent at least twenty (20) days notice before cancellation of its insurance policies. At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy shall, at Agent’s option, be payable to Agent on behalf of and for the ratable benefit of the Lenders on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Lender has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy shall, at the option of Lender, be payable to Lender, on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Lender deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Lender certificates of insurance or other evidence satisfactory to Lender that insurance complying with all of the above requirements is in effect.

6.9 Security Interest. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Lender pursuant to this Agreement (i) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Agent’s Lien under this Agreement) and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens).

6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to make effective the purposes of this Agreement, including without limitation, the continued perfection and priority of Agent’s security interest in the Collateral.

6.11 Subsidiaries. Borrower, upon Agent’s reasonable request, shall cause any Subsidiary of Borrower to provide Lender with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty. Borrower shall not create or otherwise have any Subsidiaries after the date hereof, except for Subsidiaries for which Borrower obtained Agent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and otherwise subject to the first sentence of this Section 6.11.

6.12 Notices Regarding Warranty Claim Rate. If as of the first day of any calendar month prior to the Commitment Termination Date, the Warranty Claim Rate for microinverters shipped by or on behalf of Borrower during either the (i) the preceding three (3) month period or (ii) the preceding six (6) month period is greater than one percent (1%), then Borrower shall notify the Agent in writing (within 7 days after the beginning of such calendar month) and shall provide such information relating to related warranty claims as Agent (on behalf of the Lenders) may reasonably request.

7. Negative Covenants. Borrower, until the full and complete payment of the Obligations (other than inchoate indemnity obligations), covenants and agrees that Borrower shall not without Agent’s prior written consent, which shall not be unreasonably withheld:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days prior written notice to Agent.

7.2 Collateral Control. Subject to its rights under Section 4.4 and other than for Transfers permitted under Section 7.4, remove any items of Collateral from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.

7.3 Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any of Borrower’s Property, whether now owned or hereafter acquired, except Permitted Liens.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (i) Transfers of inventory in the ordinary course of business; (ii) Transfers of worn-out or obsolete equipment; (iii) Transfers permitted under subclause (f) of the definition of Permitted Liens with respect to Collateral, (iv) Transfers in connection with Permitted Liens and Permitted Investments; or (v) Transfers that are not otherwise permitted under this Section 7.4 in an amount not to exceed Two Hundred Fifty Thousand Dollars ($100,000) in the aggregate in any fiscal year.

7.5 Distributions. (i) Pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000)); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may pay dividends payable solely in Borrower’s common stock.

7.6 Mergers or Acquisitions. Merge or consolidate with or into any other Person (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower) or acquire all or substantially all of the capital stock or assets of another.

7.7 Change in Ownership. (A) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or (B) have a material change in its ownership of greater than forty nine percent (49%) (other than by the sale by Borrower of Borrower’s Equity Securities in a public offering or to venture capital investors so long as Borrower identifies to the Agent the venture capital investors prior to the closing of the investment) (clause (B) of this Section 7.7 referred to in this Agreement sometimes as a “Change in Control”).

7.8 Transactions With Affiliates/Subsidiaries. (a) Enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except (i) upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower or are otherwise approved by the disinterested members of Borrower’s board of directors, and (ii) Borrower’s sale of equity and debt securities (provided that such debt securities are Subordinated Debt) to venture capital or other strategic investors or (b) create a Subsidiary, unless, at Agent’s election, such Subsidiary guarantees the Obligations and grants a security interest in its assets to secure such guaranty, provided that Lender further agrees not to unreasonably withhold, condition or delay its consent to the creation of a Subsidiary.

7.9 Indebtedness Payments. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money or lease obligations (other than (i) Indebtedness or lease obligations in an aggregate amount not to exceed $250,000 per fiscal year, (ii) amounts due or permitted to be prepaid under this Agreement, or (iii) Permitted Indebtedness including without limitation under any revolving credit agreement constituting Permitted Indebtedness under clause (d) of the definition of Permitted Indebtedness and Indebtedness owing to Atel Ventures, Inc. (collectively, the “Excluded Indebtedness”)), (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations (other than Excluded Indebtedness) so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders other than converting any such notes into equity securities of the company.

7.10 Indebtedness. Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make any Investment except for Permitted Investments.

7.12 Compliance. Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or could reasonably be expected to cause a material adverse change, or permit any of its Subsidiaries to do so.

7.13 Maintenance of Accounts. (i) Maintain any deposit account or account holding securities owned by Borrower except (a) accounts with the lender providing Borrower with Indebtedness permitted under subsection (d) of the definition of Permitted Indebtedness or (b) accounts with respect to which Lender is able to take such actions as it deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements; or (ii) grant or allow any other Person (other than Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Lender) accomplishing perfection via control as to any of its deposit accounts or accounts holding securities other than in favor of the lender providing Borrower with Indebtedness permitted under subsection (d) of the definition of Permitted Indebtedness. Notwithstanding the foregoing, Borrower may maintain: (1) a deposit account at Banca Popolare di Milano, BPM, subsidiary 129, having account number [***] (the “Italian Account”), (2) a deposit account with BNP Paribas having account number [***] (the “French Account” and collectively with the Italian Account, the “Foreign Accounts”), (3) a deposit account with Bank of the West, having an account number of [***] (the “Bank of the West

[***] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Account”) and (4) a deposit account to be established with [Bank of New Zealand (the “New Zealand Account”), provided that (x) less than One Million Euros (€ 1,000,000) in the aggregate is maintained by Borrower in the Foreign Accounts and (y) less than Five Thousand Dollars ($5,000) is maintained by Borrower in the Bank of the West Account.

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property (other than for Transfers permitted under subclause (f) of the definition of Permitted Liens), whether now owned or hereafter acquired.

7.15 Inventory and Equipment. Store Inventory or Equipment with an aggregate value in excess of Fifty Thousand Dollars ($50,000) with a bailee, warehouseman, or other third party other than Flextronics (international or domestic locations) unless the third party has been notified of Lender’s security interest and Lender (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Lender’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory with an aggregate value in excess of Fifty Thousand Dollars ($50,000) at a location other than at Flextronics (international or domestic locations) or the location set forth in Section 10 of this Agreement. Notwithstanding the foregoing, Borrower may maintain up to One Million Dollars ($1,000,000) in raw materials in transit (from Borrower’s supplier(s) to Flextronics’ manufacturing facility in China), without complying with (a) or (b), above.

8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay. If Borrower fails to (i) make any payment of principal or interest under a Loan when due and payable or when declared due and payable in accordance with the Loan Documents or (ii) pay any other portion of the Obligations within five (5) days after receipt of written notice from Lender that such payment is due.

8.2 Certain Covenant Defaults. If Borrower fails to perform any obligation under violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.11), in any of the other Loan Documents and Borrower has failed to cure such default within fifteen (15) days of the occurrence of such default. During this fifteen (15) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4 Seizure of Assets, Etc. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.5 Service of Process. The service of process upon Agent or any Lender seeking to attach by a trustee or other process any funds of Borrower on deposit or otherwise held by Agent or such Lender, or the delivery upon Agent or any Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of Borrower on deposit or otherwise held by Agent or any Lender, or the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than any of the Lenders) seeking to foreclose or attach any such accounts or securities.

8.6 Default on Indebtedness. One or more defaults or events of default shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) provided, however, that the Event of Default under this Section 8.6 caused by a default or event of default under such other agreement shall be cured or waived for purposes of this Agreement upon Agent receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) the Lenders have not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Lender be materially less advantageous to Borrower or any Subsidiary.

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days or more.

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Lender by Borrower or any officer, employee, agent, or director of Borrower.

8.9 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.10 Involuntary Insolvency Proceeding. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.11 Voluntary Insolvency Proceeding. If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

9. Lenders’ Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence of any Default or Event of Default, the Lenders shall not have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence of an Event of Default, the Agent, on behalf of and for ratable the benefit of the Lenders, shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, the Agent may, with the written consent or at the written direction of the Required Lenders, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the unpaid principal balance of the Loans and (iii) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.10 or 8.11 all Obligations shall become immediately due and payable without any action by Agent or any of the Lenders);

(b) Protection of Collateral. Make such payments and do such acts as Agent considers necessary or reasonable to protect Agent’s security interest in the Collateral, on behalf of and for the ratable benefit of the Lenders. Borrower agrees to assemble the Collateral if Agent requires and to make the Collateral available to Agent as Agent may designate. Borrower authorizes Agent and its designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Agent’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Agent’s exercise of its remedies hereunder;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right. Agent and the Lenders may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Agent’s or any Lender’s possession or control.

9.3 Effect of Sale. Upon the occurrence of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Agent, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Agent (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Agent’s security interests in the Collateral. Borrower does hereby irrevocably appoint Agent (which appointment is coupled with an interest) on the occurrence of an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Agent were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Agent’s possession or under Agent’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Agent’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Agent in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Agent determines reasonable; (i) transfer the Collateral into the name of Agent or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Agent were the outright owner of the Collateral.

9.5 Lenders’ Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent, with the written consent or at the written direction of the Required Lenders, may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Agent deems prudent. Any amounts paid or deposited by Agent shall constitute Lenders’ Expenses (and payable and reimbursable to Agent), shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Agent or any Lender shall not constitute an agreement by Agent or such Lender to make similar payments in the future or a waiver by Agent or such Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including without limitation, Lenders’ Expenses, incurred by Agent or any Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative. Each of Agent’s and each Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Agent and each Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Agent or such Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Agent or any Lender shall constitute a waiver, election, or acquiescence by it.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Agent or any Lender, at the time of or received by Agent or any Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Agent and the Lenders, including, without limitation, Lenders’ Expenses;

(b) Second, to the payment to each Lender, on a ratable basis, of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans held by such Lender (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, then to the principal balance of the Loans, and then to the payment of other amounts then payable to Lender under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Agent and any Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent and any such Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lenders on which Borrower may in any way be liable.

10.2 Lender’s Liability for Collateral. So long as Agent or any Lender complies with its obligations, if any, under the Code, neither Agent nor any Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse each Lender for all liabilities, obligations and out-of-pocket expenses, including all Lenders’ Expenses and reasonable fees and expenses of counsel for Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold each Lender, and each of its respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify any Lender for any liability incurred by such Lender as a direct and sole result of such Lender’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon any Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of such Lender, each of its members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving any Lender without first obtaining such Lender’s written consent thereto, which consent shall not be unreasonably withheld.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid or electronic mail) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by electronic mail or prepaid facsimile to Borrower or to Agent, as the case may be, at their respective addresses set forth below, and with respect to any other Lender, at their respective addresses set forth on Schedule I hereto:

If to Borrower:	Enphase Energy, Inc. 201 1st Street, Suite 300 Petaluma, CA 94952 Attention: Chief Financial Officer, Sanjeev Kumar

If to Agent:	KPCB Holdings, Inc., as nominee 2750 Sand Hill Road Menlo Park, CA 94025 Attention: Ben Kortlang

With a copy to (which shall not constitute the giving of notice):	Fenwick & West LLP 801 California Street Mountain View, CA 94041 Attention: Sayre E. Stevick

If to any other Lender:	Per the address facsimile number and electronic mail address set forth in Schedule I to this Agreement.

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All such notices or demands shall be deemed to have been duly made or given: on the same day and at such time if personally delivered; three (3) Business Days after delivery by certified mail, postage prepaid, return receipt requested; one (1) Business Day after delivery by prepaid nationally recognized overnight courier; and on the same day and at such time if effected through electronic mail or prepaid facsimile (confirmed to have been received in the case of facsimile transmissions) on or prior to 5:00 p.m. Pacific or if thereafter the next Business Day.

12. Conversion; Agent and Agency; General Provisions.

12.1 Agent and Agency. Each of the Lenders hereunder acknowledges and agrees with and consents to the terms and provisions set forth in Schedule III to this Agreement with regard to KPCB’s role as Agent under this Agreement.

12.2 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without the prior written consent of the Required Lenders, which consent may be granted or withheld in the sole discretion of the Required Lenders. Each Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations (an “Assignment”) in all or any part of, or any interest in such Lender’s rights and benefits hereunder provided that such Lender shall cause to be executed and delivered by any such assignee an acknowledgement and consent that such assignee agrees to be bound by all the terms and provisions of this Agreement and the Loan Documents; provided further that, unless the prior written consent of Borrower shall have been obtained by such Lender, such Lender shall not sell, transfer, assign, negotiate or grant any participations in Advances held or in favor of such Lender to any competitor of Borrower set forth on Schedule 12.2 of the Disclosure Schedule and such Lender must sell, transfer and assign not less than the lesser of $1,000,000 in Advances held by or in favor of such Lender or 100% of all Advances held by or in favor of such Lender. Each Lender may disclose the Loan Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential participant or assignee of any of the Loans, provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement among Borrower, Agent and the Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrower acknowledges that it is not relying on any representation or agreement made by any Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Agent and each Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Agent or any Lender. Each of Borrower, Agent and each Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Agent’s or such Lender’s actual intentions.

(c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of the Required Lenders. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Borrower and the Required Lenders. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.5(c) shall be binding upon the Lenders and on Borrower; provided, however, that (1) any amendment, modification, waiver or consent that treats or affects a Lender in a materially unequal fashion as compared to all other Lenders shall require the consent of the Lender receiving such unequal treatment; and (2) any amendment, modification, waiver or consent that (i) increases the Commitment Amount or the Pro Rata Share of any Lender, (ii) decreases the principal amount of the Note held by any Lender (other than pursuant to Section 2.1(b)) or the number of shares issuable to any Lender upon the exercise of any Warrant held by such Lender, or (iii) increases the Conversion Price applicable to the conversion of any Note held by a Lender (other than any adjustment pursuant to Section 4 of Schedule II to this Agreement), shall require the consent of the affected Lender.

12.6 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by each Lender, notwithstanding any investigation by such Lender.

12.7 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Borrower to indemnify the Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against the Lenders have run.

13. Relationship of Parties. Borrower and each Lender acknowledge, understand and agree that the relationship between Borrower, on the one hand, and such Lender, on the other, is, and at all time shall remain solely that of a borrower and lender. Such Lender shall not under any circumstances be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall such Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Such Lender does not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by such Lender or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by such Lender in connection with such matters is solely for the protection of such Lender and neither Borrower nor any Affiliate is entitled to rely thereon.

14. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE NORTHERN DISTRICT OF CALIFORNIA. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

15. Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley LLP (“Cooley”), outside general counsel to the Borrower, has in the past performed and is or may now or in the future represent one or more Lenders or their affiliates in matters unrelated to the transactions contemplated by this Agreement (the “Subordinated Loan Facility”), including representation of such Purchasers or their affiliates in matters of a similar nature to the Subordinated Loan Facility. The applicable rules of professional conduct require that Cooley inform the parties hereunder of this representation and obtain their consent. Cooley has served as outside general counsel to the Borrower and has negotiated the terms of the Loans solely on behalf of the Borrower. The Borrower and each Lender hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Subordinated Loan Facility, Cooley has represented solely the Borrower, and not any Lender or any stockholder, director or employee of the Borrower or any Lender; and (c) gives its informed consent to Cooley’s representation of the Borrower in the Subordinated Loan Facility.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

ENPHASE ENERGY, INC.

By:
Name:
Title:

AGENT AND LENDER:

KPCB HOLDINGS, INC., AS NOMINEE

By:
Name:
Title:

LENDER(S):

[NAME OF LENDER(S)]

By:
Name:
Title:

LIST OF EXHIBITS AND SCHEDULES

Schedule I	Lenders, Lender Commitment Amounts, Pro Rata Shares and Warrants

Schedule II	Terms for Conversion of Outstanding Balance on Advances

Schedule III	Agent and Agency

Exhibit A	Disclosure Schedule (including Annex I thereto)

Exhibit B	Funding Certificate

Exhibit C	Form of Note

Exhibit D	Form of Legal Opinion

Exhibit E	Form of Officer’s Certificate

Exhibit F	Form of Warrant

SCHEDULE I

Lenders, Lender Commitment Amounts, Pro Rata Share and Warrants

Lender	Aggregate Commitment Amount	Share of Initial Advance	Pro Rata Share (Initial Advance / each Subsequent Advance)	Warrants for Common Stock issued in connection with Initial Advance (No. of Shares)	No. of Shares of Common Stock Purchased in connection with Initial Advance	Purchase Price of Shares of Common Stock Purchased in connection with Initial Advance
KPCB Holdings, Inc., as nominee c/o Kleiner Perkins Caufield & Byers 2750 Sand Hill Road Menlo Park, CA 94025	$25,000,000.00	$6,250,000.00	50.00%		1,293,103	$749,999.74
Bay Partners XI, L.P. 490 South California Avenue, Suite 200 Palo Alto, CA 94306	$2,266,696.20	$566,674.05	4.53%		117,242	$68,000.36
Bay Partners XI Parallel Fund, L.P. 490 South California Avenue, Suite 200 Palo Alto, CA 94306	$11,392.00	$2,848.00	0.01%		590	$342.20
Madrone Partners, L.P. 3000 Sand Hill Road Building 1, Suite 150 Menlo Park, CA 94025	$6,145,802.69	$1,536,450.67	12.29%		317,886	$184,373.88
CalPERS Clean Energy and Technology Fund, LLC c/o Capital Dynamics 2550 Sand Hill Road, Suite #150 Menlo Park, CA 94025	$1,755,913.21	$38,978.30	3.51%	90,823
Third Point Partners Qualified LP c/o Third Point LLC 390 Park Ave., 18th Flr New York, NY 10022	$1,148,790.20	$287,197.55	2.28%	59,420
Third Point Partners LP c/o Third Point LLC 390 Park Ave., 18th Flr New York, NY 10022	$694,141.08	$173,535.27	1.39%	35,903
Third Point Offshore	$5,357,293.80	$1,339,323.45	10.71%	277,101

Lender	Aggregate Commitment Amount	Share of Initial Advance	Pro Rata Share (Initial Advance / each Subsequent Advance)	Warrants for Common Stock issued in connection with Initial Advance (No. of Shares)	No. of Shares of Common Stock Purchased in connection with Initial Advance	Purchase Price of Shares of Common Stock Purchased in connection with Initial Advance
Master Fund, L.P. c/o Third Point LLC 390 Park Ave., 18th Flr New York, NY 10022
Third Ultra Master Fund, L.P. c/o Third Point LLC 390 Park Ave., 18th Flr New York, NY 10022	$743,914.20	$185,978.55	1.49%	38,478
PCG Clean Energy & Technology Fund (East) LLC 1200 Prospect Street, Suite 200 La Jolla, CA 92037	$877,956.60	$219,489.15	1.76%		45,411	$26,338.38
Robert Schwartz 1277 Borregas Ave. Sunnyvale, CA 94089	$50,000.00	$12,500.00	0.10%	2,586
Matthew White Family Trust (Matthew White) c/o G&W Ventures, LLC 201 1st Street, Suite 100 Petaluma, CA 94952	$50,375.00	$12,593.75	0.10%		2,605	$1,511.19
Matthew White Family Trust (William White) c/o G&W Ventures, LLC 201 1st Street, Suite 100 Petaluma, CA 94952	$50,375.00	$12,593.75	0.10%		2,605	$1,511.19
Tom Birdsall and Rebecca Green 2767 Clay Street San Francisco, CA 94115	$94,600.00	$23,650.00	0.19%		4,893	$2,837.94
Restatement of James H. Carstensen 1995 Revocable Trust dated, March 13, 2000 11904 Harrington St. Bakersfield, CA 93311	$50,000.00	$12,500.00	0.10%		2,586	$1,499.88
Redstone Investments	$49,550.00	$12,387.50	0.10%		2,562	$1,485.96

Lender	Aggregate Commitment Amount	Share of Initial Advance	Pro Rata Share (Initial Advance / each Subsequent Advance)	Warrants for Common Stock issued in connection with Initial Advance (No. of Shares)	No. of Shares of Common Stock Purchased in connection with Initial Advance	Purchase Price of Shares of Common Stock Purchased in connection with Initial Advance
LLC Attn: David Scott P.O Box 1334 Kenwood, CA 95452
John F. Nichols Revocable Trust, under Agreement dated June 12, 1998 6300 N. Sagewood H-102 Park City, UT 84098	$371,100.00	$92,775.00	0.74%		19,194	$11,132.52
TGI Holdings, LLC Attn: Michael B. Targoff 600 Third Avenue New York, NY 10016	$699,750.00	$174,937.50	1.40%		36,193	$20,991.94
Donald and Maureen Green Living Trust Donald Green, Trustee 950 Shiloh Vista Santa Rosa, CA 95403	$729,200.00	$182,300.00	1.46%		37,717	$21,875.86
Ellen Schwab 34 Houston Street San Francisco, CA 94133	$96,700.00	$24,175.00	0.19%	5,001
Timothy Lash 17 Stony Brook Road Darien, CT 06820	$81,350.00	$20,337.50	0.16%	4,207
Applied Ventures, LLC c/o Applied Materials, Inc. 3050 Bowers Avenue, MS0105 Santa Clara, CA 95054	$2,442,100.00	$610,525.00	4.88%	126,315
Daniel Loeb 390 Park Ave., 18th Floor New York, NY 10022	$706,800.00	$176,700.00	1.41%	36,558
James A. Stern Trust F/B/O Peter Stern 38 Taylor Lane Harrison, NY 10528	$263,100.00	$65,775.00	0.53%		13,608	$7,892.64

Lender	Aggregate Commitment Amount	Share of Initial Advance	Pro Rata Share (Initial Advance / each Subsequent Advance)	Warrants for Common Stock issued in connection with Initial Advance (No. of Shares)	No. of Shares of Common Stock Purchased in connection with Initial Advance	Purchase Price of Shares of Common Stock Purchased in connection with Initial Advance
James A. Stern Trust F/B/O David Stern 38 Taylor Lane Harrison, NY 10528	$263,100.00	$65,775.00	0.53%		13,608	$7,892.64

SCHEDULE I-A

KPCB Holdings, Inc., as nominee

Bay Partners XI, L.P.

Bay Partners XI Parallel Fund, L.P.

Madrone Partners, L.P.

CalPERS Clean Energy and Technology Fund, LLC

Third Point Partners Qualified LP

Third Point Partners LP

Third Point Offshore Master Fund, L.P.

PCG Clean Energy & Technology Fund LLC

PCG Clean Energy & Technology Fund (East) LLC

Applied Ventures, LLC

SCHEDULE II

Terms for Conversion of Outstanding Balance on Advances

1. DEFINITION. The following definitions shall apply for all purposes of this Schedule II to the Agreement:

“Actual Conversion Amount” means the amount of the outstanding balance of a Loan (including for clarity the aggregate outstanding principal and all accrued interest and PIK Interest in respect of such Loan) converted into Conversion Stock pursuant to Section 2 of this Schedule II.

“Actual Conversion Date” means the date on which any of the outstanding balance of a Loan is converted pursuant to Section 2 of this Schedule II.

“Conversion Price” means the lower of (a) $0.98 or (b) the lowest per share selling price of any shares of capital stock sold by Borrower following the Effective Date, other than shares of capital stock sold in a transaction that would be exempt from the anti-dilution rights of the holders of Borrower’s preferred stock pursuant to clauses (i) through (viii) of Article V, Section 5.8 of Borrower’s certificate of incorporation, as in effect on the Effective Date. The Conversion Price is subject to adjustment as provided herein.

“Conversion Stock” means Borrower’s Common Stock. The number and character of shares of Conversion Stock are subject to adjustment as provided in Section 4 of this Schedule II and the term “Conversion Stock” shall include the stock and other securities and property that are, on the Actual Conversion Date, receivable or issuable upon such conversion of a Note in accordance with Section 4 of this Schedule II.

“Dividend Event” has the meaning set forth in Section 4.2 of this Schedule II.

“Lost Note Documentation” means documentation reasonably satisfactory to Borrower with regard to a lost or stolen Note, including, if required by Borrower, an affidavit of lost note and an indemnification agreement by the respective Lender in favor of Borrower with respect to such lost or stolen Note.

“Maximum Conversion Amount” means:

(a) with respect to any Loan comprising part of the Initial Advance, the amount of the entire outstanding balance of such Loan (including for clarity the aggregate outstanding principal and all accrued interest and PIK Interest in respect of such Loan), and

(b) with respect to any Loan comprising part of a Subsequent Advance, an amount equal to fifty percent (50%) of the initial outstanding principal amount of such Loan plus all accrued interest and PIK Interest in respect of such portion of the principal amount (the outstanding balance of the Initial Advance and convertible portion of the Subsequent Advances being sometimes referred to herein as the “Convertible Portion of the Loans” and the non-convertible portion of the Subsequent Advances being referred to herein as the “Non-Convertible Portion of the Loans”)); provided that if the Maturity Date occurs by reason of an IPO and either (i) Borrower is prohibited from paying, (ii) the Lenders are otherwise prohibited from receiving or accepting payment for, or (iii) Borrower otherwise fails to pay when due the outstanding balance on any Subsequent Advance due in connection with the consummation of the IPO, including without limitation by reason of a default or event of default under the Senior Secured Loan and Security Agreement and/or the Senior Subordinated Secured Loan and Security Agreement or the application of the terms of the Subordination Agreement, then the “Maximum Conversion Amount” with respect to the foregoing clause (b) shall be deemed to be one hundred percent (100%) of the amount of the outstanding balance of such Loans.

“Reorganization Event” has the meaning set forth in Section 4.3 of this Schedule II.

“Stock Event” has the meaning set forth in Section 4.4 of this Schedule II.

2. CONVERSION.

2.1 Optional Conversion Prior to Maturity Date. Upon the election of a Lender with respect to any Loan made by it, which election shall be exercised by written notice from such Lender given to Borrower prior to Borrower’s repayment in full of the outstanding balance of such Loan (which election, in the event the Maturity Date is anticipated to occur due to the consummation of a Change in Control or IPO, may at Lender’s option be made contingent upon the completion of such Change in Control or IPO), the entire Maximum Conversion Amount of such Loan, or any portion thereof as specified in such election of the Lender, shall be cancelled and converted into that number of shares of Conversion Stock obtained by dividing (i) the entire Maximum Conversion Amount of such Loan or portion thereof specified by the Lender, by (ii) the Conversion Price.

2.2 Timing of Conversion; Tender of Note or Addendum Thereto for Conversion. In connection with a conversion pursuant to Section 2.1, a Lender shall deliver the original Note or the applicable addendum thereto corresponding to such Loan (or Lost Note Documentation, if applicable) to Borrower. If a Lender elects to convert only a portion of the Loan represented by a Note or addendum, as the case may be, then promptly after (and in any event within 7 days after) receipt of the original Note or such addendum (or Lost Note Documentation, if applicable) Borrower shall re-issue such Lender a new Note or addendum reflecting the portion of such Loan that was not converted and remains outstanding. If a Lender delivers written notice of an election to convert a Loan (or portion thereof) within the time period specified in Section 2.1, the conversion of such Loan (or portion thereof) into Conversion Stock shall be deemed to occur upon the earlier of (i) the date of such Lender’s written notice (unless the Lender has elected to make conversion of the Loan contingent on the consummation of a Change in Control or IPO) and (ii) immediately prior to the Maturity Date, without regard to whether Lender has then delivered to Borrower the Note(s) corresponding to the Loan so converted (or the Lost Note Documentation where applicable) or executed any other documents.

2.3 Termination of Rights. Except for the right to obtain certificates representing the Conversion Stock under Section 3 below, all rights with respect to a Loan (or portion thereof) converted pursuant this Section 2 shall terminate upon the effective conversion of such Loan (or portion thereof) as provided in Section 2.1 above.

3. CERTIFICATES: NO FRACTIONAL SHARES. Subject to Section 2.2 above, as soon as practicable after conversion of a Loan pursuant to Section 2.1 above, Borrower at its expense will register such shares of Conversion Stock in Borrower’s stockholder register in the name of the applicable Lender and will cause to be issued in the name of such Lender and to be delivered to such Lender, a certificate or certificates for the number of shares of Conversion Stock to which such Lender shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of Borrower, by Borrower’s Certificate of Incorporation and Bylaws and by any agreement between Borrower and such Lender), together with any other securities and property to which such Lender is entitled upon such conversion under the terms of such Loan; provided that in the event that the conversion is effected upon an IPO, Borrower may issue uncertificated shares. No fractional shares shall be issued upon conversion of a Loan. If upon any conversion of a Loan, a fraction of a share would otherwise be issued, then in lieu of such fractional share, Borrower shall pay to the applicable Lender an amount in cash equal to such fraction of a share multiplied by the applicable Conversion Price.

4. ADJUSTMENT PROVISIONS. So long as any of the aggregate balance of the Loans remains outstanding, the number and character of shares of Conversion Stock issuable upon conversion of a Loan upon an Actual Conversion Date and, to the extent set forth in this Section 4, the Conversion Price therefor, are each subject to adjustment upon each occurrence of an adjustment event described in Sections 4.1 through 4.4 below occurring between the Effective Date and such Actual Conversion Date:

4.1 Adjustment for Stock Splits and Stock Dividends. The Conversion Price and the number of shares of Conversion Stock shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of Conversion Stock without the payment of consideration to Borrower therefor at any time before an Actual Conversion Date.

4.2 Adjustment for Other Dividends and Distributions. If Borrower shall make or issue, or shall fix a record date for the determination of eligible holders of its capital stock entitled to receive, a dividend or other distribution payable with respect to the Conversion Stock that is payable in securities of Borrower (other than issuances with respect to which adjustment is made under Section 4.1 or 4.3 of this Schedule II), or in assets (other than cash dividends) (each, a “Dividend Event”), and such dividend or other distribution is actually made, then, and in each such case, a Lender, upon conversion of an Actual Conversion Amount at any time after such Dividend Event, shall receive, in addition to the Conversion Stock issuable upon such conversion of its Note, the securities or other assets that would have been issuable to such Lender had such Lender, immediately prior to such Dividend Event, converted such Actual Conversion Amount into Conversion Stock.

4.3 Adjustment for Consolidation or Merger. If Borrower shall consolidate with or merge into one or more other corporations or other entities (and for clarity the Loans shall not have already been repaid and/or are not being repaid in connection with the consummation of such consolidation or merger), and pursuant to such consolidation or merger stock, other securities or other property is issued or paid to holders of Conversion Stock (each, a “Reorganization Event”), then, and in each such case, a Lender, upon conversion of an Actual Conversion Amount after the consummation of such Reorganization Event, shall be entitled to receive (in lieu of the stock or other securities and property that such Lender would have been entitled to receive under the terms of its Note upon such conversion but for such Reorganization Event), the stock or other securities or property that such Lender would have been entitled to receive upon the consummation of such Reorganization Event if, immediately prior to such Reorganization Event, such Lender had converted such Actual Conversion Amount into Conversion Stock, all subject to further adjustment as provided herein, and the successor corporation or other successor entity in such Reorganization Event shall duly execute and deliver to such Lender a supplement to such Note acknowledging such corporation’s or other entity’s obligations under such Note; and in each such case, the terms of such Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of such Note after the consummation of such Reorganization Event.

4.4 Conversion of Stock. In each case not otherwise covered in Section 4.3 above where (i) all the outstanding Conversion Stock is converted, pursuant to the terms of Borrower’s Certificate of Incorporation, into other securities or property, or (ii) the Conversion Stock otherwise ceases to exist or to be authorized under Borrower’s Certificate of Incorporation (each a “Stock Event”), then Lender, upon conversion of this Note at any time after such Stock Event, shall receive, in lieu of the number of shares of Conversion Stock that would have been issuable upon conversion of this Note immediately prior to such Stock Event, the stock and other securities and property that Lender would have been entitled to receive upon the Stock Event, if immediately prior to such Stock Event, Lender had converted the Actual Conversion Amount into Conversion Stock.

4.5 Notice of Adjustments. Borrower shall promptly give written notice of each adjustment of the Conversion Price or the number or type of shares of Conversion Stock or other securities or property issuable upon conversion of a Note that is required under this Section 4. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

4.6 Reservation of Stock. If the number of shares of Conversion Stock or other securities authorized and reserved for issuance upon conversion of the Notes shall not be sufficient to effect the conversion of the aggregate Maximum Conversion Amounts of the Notes, then Borrower shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock or other securities issuable upon conversion of the Notes as shall be sufficient for such purpose.

5. REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE LENDERS

5.1 Purchase for Own Account. Each Lender represents that it is acquiring the Notes, the Warrants, the Conversion Stock and the Common Stock, as the case may be (collectively, the “Securities”), solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention. Notwithstanding the foregoing, KPCB Holdings, Inc. is acquiring the Securities as a nominee.

5.2 Information and Sophistication. Without lessening or obviating the representations and warranties of the Borrower set forth in Section 5 of the Loan Agreement, each Lender hereby: (i) acknowledges that it has received all the information it has requested from the Borrower and it considers necessary or appropriate for deciding whether to acquire the Securities, (ii) represents that it has had an opportunity to ask questions and receive answers from the Borrower regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Lender and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

5.3 Ability to Bear Economic Risk. Each Lender acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

5.4 Further Limitations on Disposition. Without in any way limiting the representations set forth above, each Lender further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b) The Lender shall have notified the Borrower of the proposed disposition and shall have furnished the Borrower with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Borrower, such Lender shall have furnished the Borrower with an opinion of counsel, reasonably satisfactory to the Borrower, that such disposition will not require registration under the Act or any applicable state securities laws, provided that no such opinion shall be required for dispositions in compliance with Rule 144, except in unusual circumstances.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Conversion Stock, Common Stock and shares of Common Stock issued or issuable upon exercise of any Warrant in compliance with SEC Rule 144 or Rule 144A, or (ii) for any transfer of any Conversion Stock, Common Stocker shares of Common Stock issued or issuable upon exercise of any Warrant that is a partnership, limited liability company or corporation to (A) a partner (or retired partner) or member (or retired member) of such Lender in accordance with partnership or limited liability company interests or stock or other equity interests of such entity or (B) an Affiliate of such Lender that is a limited liability company or corporation, or (iii) for any transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Lenders hereunder.

5.5 Accredited Investor Status. Each Lender is an “accredited investor” as such term is defined in Rule 501 under the Act.

5.7 Lock-Up Agreement. Each Lender acknowledges that the Conversion Stock, Common Stock and any shares of Common Stock issued upon exercise of the Warrant held by such Lender shall be bound by the lock-up provisions set forth in Section 1.13 of the Amended and Restated Investors’ Rights Agreement dated as of March 15, 2010 by and between the Borrower and certain investors in the Borrower, to which Lender, or an Affiliate of the Lender, is a party.

[Remainder of Page Intentionally Left Blank]

SCHEDULE III

Terms relating to Agent and Agency

Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agent is hereby expressly authorized to execute, and thereby to bind each Lender to, (i) any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Loan Documents and (ii) the Subordination Agreement.

The person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its affiliates may provide debt financing, equity capital or other services (including financial advisory services) to any of the Lenders (or any person engaged in similar business as that engaged in by any of the Lenders) as if such person was not performing the duties specified herein, and may accept fees and other consideration from any of the Lenders for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders, and (c) except as expressly set forth in the Loan Documents, Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Borrower or any of the Subsidiaries that is communicated to or obtained by the person serving as Agent and/or Collateral Agent or any of its Affiliates in any capacity. Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 3 of the Loan Agreement or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, if no Event of Default has occurred and is continuing, with the consent of the Borrower which shall not be unreasonably conditioned, withheld or delayed, the Required Lenders shall have the right, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be one of the other Lenders under this Agreement, or an Affiliate of any such Lender. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The Borrower shall pay the reasonable fees of a successor Agent. After an Agent’s resignation hereunder, the provisions of this Schedule III shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Each Lender hereby further authorizes Agent, on behalf of and for the ratable benefit of Lenders, to enter into each Loan Document as secured party and to be the agent for and representative of Lenders thereunder, and each Lender agrees to be bound by the terms of each Loan Document; provided that Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Loan Document or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Loan Document), in each case without the prior consent of Required Lenders; provided further, however, that, without further written consent or authorization from Lenders, Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Required Lenders have otherwise consented, or (b) subordinate the Liens of Agent, on behalf of Lenders, to any Liens permitted by the definition of Permitted Liens (other than those Liens which are the subject of the Subordination Agreement). Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under or otherwise enforce any Loan Document, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by Agent for the ratable benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale, Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale.

EXHIBIT A

DISCLOSURE SCHEDULE

Permitted Indebtedness:

Indebtedness to Atel Ventures, Inc. in an aggregate principal amount outstanding on the date of the Agreement of approximately $120,000 pursuant to that certain Master Loan and Security Agreement No. ENPHX, dated as of December 15, 2008, and any and all Loan Schedules, exhibits, riders and supplements thereto, and which is secured by the equipment financed with the proceeds thereof.

Indebtedness under the AEL Financial Lease Agreement, dated as of September 2008, in an aggregate principal amount outstanding on the date of the Agreement of approximately $21,000, and which is secured by the equipment financed with the proceeds thereof.

Indebtedness under two leases with GE Capital, dated as of August 2008, totaling approximately $3,000 on the date of the Agreement.

Indebtedness under three leases with Wells Fargo, dated between April 2008 and February 2010, totaling approximately $5,000 on the date of the Agreement.

Indebtedness under the Loan and Security Agreement with Hercules Technology Growth Capital, Inc. dated as of June 13, 2011.

Permitted Liens:

Liens in favor of ATEL Ventures, Inc. securing Atel Debt.

Liens in favor of AEL Financial, LLC, subsequently assigned to National City Commercial Capital Corporation.

Liens in favor of General Electric Capital Corporation.

Liens in favor of Hercules Technology Growth Capital.

Disclosure to Section 4.4: Other than the Borrower’s headquarters listed in Section 1 and at the following contract manufacturers, Flextronics and Phoenix Contact GmbH & Co. KG, the Collateral is located at the following addresses:

201 1st Street, Petaluma, California

1450 N. McDowell, Petaluma, California

1758 Corporate Circle, Petaluma, California

5401 Old Redwood Hwy, Petaluma, California

Airport Center, Building #3, 3201 Elder Street, Suite 104, Boise, ID 83705

Disclosure to Section 12.2: The competitors of Borrowers are companies that design, and manufacture inverters for the solar market.

Section 1. Information For UCC Financing Statements and Searches and Deposit Accounts and Accounts Holding Securities.

(a) The exact corporate name of Borrower as it appears in its Certificate of Incorporation, as amended to date is: Enphase Energy, Inc.

(b) Borrower’s state of incorporation is: Delaware.

(c) The organizational ID number of Borrower from its jurisdiction of incorporation is 4118583.

(d) Borrower’s taxpayer identification number is 20-4645388.

(e) The following is a list of all corporate names, dba or trade names used by Borrower in the past five years: PVI Solutions Inc.

(f) The following is a list of all Subsidiaries of Borrower: Enphase Energy SAS, Enphase Energy SRL and Enphase Energy New Zealand Limited

(g) The address of Borrower’s headquarters and chief executive office is: 201 First St., Suite 300, Petaluma, CA 94952.

(h) The following is a list of all States where Borrower’s headquarters and chief executive office has been located in the past five years: California.

(i) The following is a list of all States where Borrower’s property and assets have been located in the past five years: California.

(j) The following is a list of all of Borrower’s deposit accounts (bank name, address and account names and numbers):

Bridge Bank, 55 Almaden Blvd. San Jose, CA 95113-1608

Operating Checking [***]

Payroll ZBA Checking [***]

Business Money Market Tech [***]

Comerica Bank, 226 Airport Parkway, Suite 100 , San Jose, CA 95110

Commercial checking [***]

Business Money Market Account [***]

(k) The following is a list of all of Borrower’s accounts holding securities (broker/bank name, address and account names and numbers): None.

[***] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Annex 1

The following equipment is not included in the Collateral:

Equipment purchased or leased pursuant to the agreements with Atel Ventures, Inc., AEL Financial Lease Agreement, GE Capital, or Wells Fargo or Hercules Capital.

EXHIBIT B

FUNDING CERTIFICATE

The undersigned, being the duly elected and acting [            ] of ENPHASE ENERGY, INC., a Delaware corporation (“Borrower”), does hereby certify to (i) KPCB HOLDINGS, INC., AS NOMINEE (“KPCB”), as agent on behalf of and for the ratable benefit of the Lenders (“Agent”) under that certain Subordinated Convertible Loan Facility and Security Agreement dated as of [                    ], 2011 by and among Borrower, KPCB, as Agent and a Lender, and the other Lenders named therein and party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) and (ii) to each of the Lenders that as of the date hereof and as of the Funding Date:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2. No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

5. As of the [date hereof] [date of the most recently ended fiscal quarter], Borrower’s Gross Profit for the period of two consecutive quarters most recently ended (the “Applicable Two Fiscal Quarter Period”) is $[            ]. The minimum Gross Profit required by the Loan Agreement for the Applicable Two Fiscal Quarter Period is $[            ]. Borrower is in compliance with this requirement.

6. As of the date hereof, the Warranty Claim Rate for microinverters shipped by or on behalf of Borrower during both (i) the three (3) month and (ii) six (6) month period ending the day immediately preceding the date of this certificate is [    ]%. The Loan Agreement requires that such percentage be no greater than 1%. Borrower is in compliance with this requirement.

7. The gross amount of the Advance requested hereby is: $            . The proceeds for the Advance shall be disbursed as follows:

Total disbursements from the Lenders:
Loan Amount	$	[ ]

Less:
Lenders Legal Fees	$

Net Proceeds due from the Lenders:	$

8. The aggregate net proceeds of the Advance in the amount of $             shall be transferred to Borrower’s account as follows:

Account Name: Enphase Energy, Inc
Bank Name:
Bridge Bank, N.A.
Bank Address:
55 Almaden Blvd

San Jose, CA95113

Account Number:

ABA Number:

Dated:                     , 2011

BORROWER:

ENPHASE ENERGY, INC.

By:

Name:

Title:

EXHIBIT C

SECURED PROMISSORY NOTE

$	Dated: , 20[ ]

FOR VALUE RECEIVED, the undersigned, ENPHASE ENERGY, INC., a Delaware corporation (“Borrower”). HEREBY PROMISES TO PAY to [            ], a [            ] (“Lender”) the principal amount of [            ] Dollars ($[            ]) (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at a fixed rate equal to the Loan Rate as set forth herein, or, if applicable, the Default Rate. The Loan Rate for this Note is 9% per annum based on a year of twelve 30-day months, compounding monthly and subject to the terms and conditions of the Loan Agreement. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing on the date hereof, through and including                     , 200    , on the [            ] day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest on the terms and conditions and in the manner set forth in the Loan Agreement; provided that so long as no Event of Default has occurred and is continuing and subject to the immediately succeeding sentence, Borrower shall not be required to pay such interest in cash but instead all such accrued and unpaid interest shall accumulate as PIK Interest and accrete to the outstanding principal balance of any Loans associated with this Note or any addendum or supplement to this Note, as described in the Loan Agreement.

If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on the Maturity Date (as defined in the Loan Agreement).

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Subordinated Convertible Loan Facility and Security Agreement by and among Borrower, KPCB Holdings, Inc., as nominee, as a Lender and as Agent on behalf of and for the ratable benefit of the Lenders, and the other Lenders named therein (as amended, amended and restated, joined, supplemented or otherwise modified from time to time, the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of secured Loans to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events. All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT (AS DEFINED IN THE LOAN AGREEMENT), AND THE LIEN AND THE SECURITY INTEREST GRANTED UNDER THE LOAN AGREEMENT AND THE RIGHTS TO RECEIVE PAYMENTS, INCLUDING BUT NOT LIMITED TO PIK INTEREST, ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

ENPHASE ENERGY, INC.

By:

Name:

Title:

EXHIBIT D

FORM OF LEGAL OPINION OF BORROWER’S COUNSEL

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

TO: KPCP Holdings, Inc., as nominee, as Agent for the Lenders under the Loan Agreement

Reference is made to the SUBORDINATED CONVERTIBLE LOAN FACILITY AND SECURITY AGREEMENT dated as of [                    ], 2011 (as it may be amended, amended and restated, joined, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among ENPHASE ENERGY, INC. (“Borrower”), KPCB Holdings, Inc., as nominee, a Delaware corporation (“KPCB”), as a Lender hereunder and in its capacity as Agent on behalf of the Lenders hereunder, and the other Persons named herein or who may become parties hereto (together with KPCB, referred to herein individually as a “Lender” and collectively as the “Lenders”), as Lenders, in accordance with the terms of this Agreement. Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement.

The undersigned Responsible Officer of Borrower hereby certifies to Agent on behalf of and for the ratable benefit of the Lenders that:

1.	No Event of Default has occurred under the Loan Agreement. (If an Event of Default has occurred, specify the nature and extent thereof and the action Borrower proposes to take with respect thereto.)

2.	The information provided in Section 1 of the Disclosure Schedule is currently true and accurate, except as noted below.

3.	Borrower is in compliance with the provisions of Sections 4, 6 and 7 of the Loan Agreement, except as noted below.

4.	Attached herewith are the [monthly financial statements pursuant to Section 6.3(a) of the Loan Agreement/annual audited financial statements pursuant to Section 6.3(b) of the Loan Agreement]. These have been prepared in accordance with GAAP and are consistent from one period to the next except as noted below.

NOTES TO ABOVE CERTIFICATIONS:

BORROWER:

ENPHASE ENERGY, INC.

By:

Name:

Title:

EXHIBIT F

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE COMMON STOCK

OF

ENPHASE ENERGY, INC.

Issue Date: June [ ], 2011	Warrant No. [ ]

Holder:	[ ] (“Holder”)

Class of Stock:	Common Stock, $0.00001 par value per share (“Common Stock”)

Number of Shares:	[ ]

Exercise Price:	$0.58 per share

Expiration Date:	June [ ], 2016 (the “Expiration Date”)

This Warrant (this “Warrant”) certifies that, for good and valuable consideration, Holder is entitled to purchase from Enphase Energy, Inc., a Delaware corporation (the “Company”), until 5:00 p.m. Pacific time on the Expiration Date, up to the number of fully paid and nonassessable shares of Common Stock set forth above (the “Shares”) at the exercise price per share set forth above (the “Exercise Price”), in each case as may be adjusted pursuant to Section 2 of this Warrant.

This Warrant has been issued to Holder pursuant to that certain Subordinated Convertible Loan Facility and Security Agreement dated as of June [    ], 2011 by and among the Company, Holder and certain other parties named as “Lenders” thereunder (such agreement, as amended, amended and restated, joined, supplemented or otherwise modified from time to time, the “Loan Facility Agreement”) and constitutes one of the “Warrants” as defined therein. Any capitalized terms used in this Warrant but not otherwise defined herein shall have the meanings ascribed in the Loan Facility Agreement.

1. EXERCISE.

1.1 Method of Exercise. Subject to the terms and conditions of this Warrant, the Holder may exercise this Warrant in whole or in part, at any time prior to the Expiration Date, by delivering a duly executed Notice of Exercise in substantially the form attached as Exhibit A to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Exercise Price for the Shares being purchased

1.2 Net Exercise Election. Subject to the terms and conditions of this Warrant, the Holder may elect to convert all or a portion of this Warrant, without the payment by the Holder of any additional consideration, at any time prior to the Expiration Date, by the surrender of this Warrant or such portion of this Warrant to the Company, with the net exercise election selected in the Notice of Exercise attached hereto as Exhibit A duly executed by the Holder, into up to the number of Shares that is obtained under the following formula:

X = Y (A-B)

A

Where:	X	=	the number of Shares to be issued to the Holder pursuant to this Section 1.2.

	Y	=	the number of Shares as to which this Warrant is then being net exercised.

	A	=	the fair market value of one Share.

	B	=	the Exercise Price.

For purposes of the above calculation, the fair market value of one Share shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Company’s Common Stock at the time of such exercise, the fair market value per Share shall be equal to the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq Global Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of its Common Stock, the fair market value per share shall be equal to the per share offering price to the public of the Company’s initial public offering. The Company will promptly respond in writing to an inquiry by the Holder as to the then current fair market value of one Share.

1.3 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, this Warrant shall automatically be reduced by the number of Shares issued and remain exercisable for such remaining Shares not so acquired, and all other terms of the Warrant shall otherwise remain in full force and effect as so adjusted. Upon final exercise of this Warrant for any such remaining number of Shares, this Warrant shall be surrendered by the Holder to the Company for cancellation.

1.4 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5 Effect of Sale, Merger, Consolidation or Liquidation of the Company. In the event the Company proposes to effect (a) a merger, consolidation or other event that would constitute a deemed liquidation, dissolution or winding up of the Company pursuant to Article V, Section 3.7 of the Company’s restated certificate of incorporation, as currently in effect (any such event, an “Acquisition”) or (b) a liquidation and dissolution of the Company, the Company shall give Holder at least ten (10) days advance written notice of such event (the “Company Notice”), which notice shall include the Company’s best estimate of the value of the Shares receivable upon exercise or conversion of this Warrant and the proposed date upon which such event is expected to occur. During such notice period, Holder may exercise this Warrant in accordance with its terms, whether or not exercise is contingent upon the happening of such event and/or existence of a minimum value of the Shares receivable upon exercise as provided on Holder’s exercise notice. If this Warrant has not been exercised prior to the happening or consummation of the event described in a Company Notice, then upon the happening or consummation of such event the following provisions will apply:

(a) if the consideration payable to holders of the Exercise Stock as a result of the Acquisition consists of cash and/or a class of securities that are registered under the Securities Exchange Act of 1934, as amended, then (1) if the fair market value of one Share immediately prior to such event (determined based on the cash proceeds payable to holders of the Exercise Stock, or determined pursuant to Section 1.2, as applicable) is greater than the Exercise Price, then this Warrant will automatically be deemed to be net exercised in full pursuant to Section 1.2 as of immediately prior to such event and (2) if the fair market value of one Share immediately prior to such event (determined based on the cash proceeds payable to holders of the Exercise Stock, or determined pursuant to Section 1.2, as applicable) is less than or equal to the Exercise Price, then this Warrant will (unless, in the event of an Acquisition, and the acquiring entity has affirmatively agreed to assume this Warrant) terminate immediately prior to the happening or consummation of the event; and

(b) if the consideration payable to holders of the Exercise Stock as a result of the Acquisition consists of consideration other than the forms of consideration described in paragraph “(a)” above, then (1) lawful and adequate provisions shall be made by the Company whereby the Holder of this Warrant shall thereafter have the right to purchase and receive (in lieu of the shares of Exercise Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Exercise Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of this Warrant in full, and (2) appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Company’s Common Stock payable in shares of the Company’s Common Stock or other securities of the Company or subdivides or combines the outstanding shares of the Company’s Common Stock, then upon exercise or conversion of this Warrant, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend, subdivision or combination occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant (other than an Acquisition described in Section 1.5 above or a stock dividend, split, etc. described in Section 2.1 above), Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2 including, without limitation, appropriate adjustments to the Exercise Price and to the number of securities or property issuable upon exercise or conversion of the new Warrant.

2.3 Adjustments of Exercise Price. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased. If the outstanding Shares are divided, by reclassification or otherwise, into a greater number of shares, the Exercise Price shall be proportionately decreased.

2.4 Adjustment is Cumulative. The provisions of this Section 3 shall similarly apply to successive, stock dividends, stock splits or combinations, reclassifications, exchanges, substitutions, or other events.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount by check computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Exercise Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof, and the number of Shares and the amount, if any, of other securities, cash or property receivable upon exercise or conversion hereof, and the series of adjustments leading to such Exercise Price and the number of Shares and the amount, if any, of other securities, cash or property receivable upon exercise or conversion hereof.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2 Reservation of Stock. The Company covenants and agrees that the Company will at all times during the term of this Warrant, have authorized and reserved a sufficient number of shares of its capital stock to provide for the exercise of the rights represented by this Warrant. If at any time during the term of this Warrant the number of authorized but unissued shares of capital stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of capital stock to such number of shares as shall be sufficient for such purposes.

4. REPRESENTATIONS OF HOLDER. Holder acknowledges that this Warrant and the Shares issuable hereunder constitute “Securities” as defined in Schedule II of the Loan Facility Agreement and are subject to the representations, warranties and covenants set forth in Section 5 of such Schedule II.

5. GENERAL PROVISIONS.

5.1 Notices. All notices and other communications given or made pursuant to this Warrant shall be given and deemed effective in accordance with Section 11 of the Loan Facility Agreement, the terms of which are incorporated herein by reference.

5.2 Counterparts; Facsimile. This Warrant may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.3 Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

5.4 Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

5.5 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Warrant.

5.6 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.7 Amendment and Waivers. This Warrant may be amended, and any provision hereof may be waived, only by a written agreement executed by each of the Company and the Required Lenders (as defined in the Loan Facility Agreement). Any amendment or waiver effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Warrant shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Warrant as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

5.8 Entire Agreement. This Warrant and the documents referred to herein, including but not limited to the Loan Facility Agreement, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Warrant, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties hereto have executed this Warrant as of the Issue Date set forth above.

WARRANT HOLDER:	COMPANY:

[Name of Holder]	Enphase Energy, Inc.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

NOTICE OF EXERCISE

(TO BE SIGNED ONLY UPON EXERCISE OF WARRANT)

1. The undersigned hereby elects to purchase                              shares of the Common Stock (the “Shares”) of Enphase Energy, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the attached Warrant to Purchase Common Stock of the Company with an issue date of June [    ], 2011 (the “Warrant”) (capitalized terms used but not otherwise defined in this Notice of Exercise shall have the meaning ascribed to such terms in the Warrant), as follows:

(Initial applicable method:)

a. The undersigned tenders herewith payment of the total purchase price of such Shares in full, pursuant to a check or wire transfer, in the amount of $            .

b. This exercise or conversion          [is]          [is not] contingent upon the closing of the Acquisition or other event specified in the Company Notice to Holder in accordance with Section 2.6 of the Warrant received by Holder on                      and          [is]          [is not] contingent upon a sale price or fair market value for the Company’s                      Common Stock in the Acquisition or other event of no less than the lesser of (a) $             per share or (b) the per share price set forth in the Company Notice.

c. The undersigned hereby elects to convert the Warrant into Shares by the net exercise election pursuant to Section 2.3 of the Warrant. This conversion is exercised with respect to [                    ] [all of the] shares of Common Stock covered by the Warrant resulting in a net total of              Shares being issued to the undersigned.

2. Please issue a certificate or certificates representing said Shares in the name of the undersigned. The undersigned represents that it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws and hereby repeats the representations and warranties of the undersigned that are set forth in Section 5.1 of the attached Warrant.

(Name)

(Address)

(City, State, Zip Code)

(Federal Tax Identification Number)

(Signature of Holder and, if applicable, Title)